UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

ANCESTRY.COM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 12, 2010

Dear Ancestry.com Stockholder:

I am pleased to invite you to attend the 2010 Annual Meeting of Stockholders of Ancestry.com Inc. to be held on Wednesday, May 26, 2010 at 2:00 p.m. Mountain Daylight Time at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Ancestry.com. We look forward to seeing you at our Annual Meeting.

Sincerely,

Timothy Sullivan
Chief Executive Officer

Provo, Utah
April 12, 2010

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Ancestry.com the extra expense associated with additional solicitation. Under new rules that became effective January 1, 2010, your broker is no longer permitted to vote on your behalf in the election of directors unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

ANCESTRY.COM INC.
360 West 4800
Provo, Utah 84604

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Ancestry.com Inc. will hold its 2010 Annual Meeting of Stockholders on Wednesday, May 26, 2010 at 2:00 p.m. Mountain Daylight Time at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601, for the following purposes:

•	To elect two Class I directors to hold office until the 2013 annual meeting of stockholders;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements).

Only stockholders of record at the close of business on March 31, 2010 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. You should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 31, 2010 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

By Order of the Board of Directors,

William C. Stern
General Counsel and Corporate Secretary

Provo, Utah
April 12, 2010

INTERNET AVAILABILITY

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 12, 2010, we mailed to stockholders as of the record date a Notice Regarding the Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request the materials. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2009 Annual Report on Form 10-K (which we posted on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions on the Notice. We may choose to mail or deliver a paper copy of the proxy materials, including our Proxy Statement and 2009 Annual Report on Form 10-K, to one or more stockholders.

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL ONE
PROPOSAL TWO
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
RELATED PARTY TRANSACTIONS
ADDITIONAL INFORMATION

ANCESTRY.COM INC.
360 West 4800
Provo, Utah 84604

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2010 Annual Meeting of Stockholders. The Annual Meeting will be held at 2:00 p.m. Mountain Daylight Time on Wednesday, May 26, 2010 at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601. We made this Proxy Statement available to stockholders beginning on April 12, 2010.

Record Date	March 31, 2010.

Quorum	Holders of a majority in voting power of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy.

Shares Outstanding	42,468,386 shares of common stock outstanding as of March 31, 2010.

Voting	There are four ways a stockholder of record can vote:

(1) By Internet: You vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2) By Telephone: If you receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.

(3) By Mail: If you receive your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4) In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 25, 2010. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Corporate Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on each of the two director nominees and one vote on each other matter. To be elected, directors must receive a plurality of the votes cast. Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) requires the affirmative vote of holders of a majority in voting power of the stock entitled to vote present in person or represented by proxy.

Effect of Abstentions and Broker Non-Votes	Both abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. On the ratification of Ernst & Young, abstentions have the same effect as negative votes.

Under the rules that govern brokers who are record holders of shares that are held in brokerage accounts, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Due to recent changes in rules, brokers are not permitted to vote on the election of directors without instructions from the beneficial owners, because the election of directors is deemed a non-routine matter. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide instructions on how to vote. The proposal regarding the ratification of the appointment of Ernst & Young is considered a routine matter, and brokers are permitted to vote shares held by them without instruction.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees and for the ratification of the appointment of Ernst & Young. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

PROPOSAL ONE

Election of Directors

Number of Directors; Board Structure

Our bylaws provide that our Board may be comprised of between five and nine directors. Our Board currently consists of seven members, although this may be changed by resolution of the Board. As provided in our Amended and Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors as nearly equal in number as possible. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2011 annual meeting and the term of the Class III directors expires at the 2012 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Our Board has nominated Charles M. Boesenberg and Benjamin Spero for election as directors to serve for a three-year term ending at the 2013 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board or the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Our Nominating and Corporate Governance Committee is charged with identifying and evaluating individuals qualified to serve as members of the Board and recommending to the full Board nominees for election as directors. We seek directors with experience in areas relevant to the strategy and operations of the company. Although our Board has no formal diversity policy for Board membership, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee is to take into account such factors as the range and diversity of skills, experience, age, industry knowledge and other factors in the context of the needs of the Board. The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that cause the Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our Board members’ experience in relevant areas of business management and on other boards of directors and board committees.

Our Corporate Governance Guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the Nasdaq Stock Market.

Nominees for Election for a Three-Year Term Ending at the 2013 Annual Meeting

Charles M. Boesenberg, 61, has served as one of our directors since July 2006. From January 2002 to June 2006, Mr. Boesenberg served as the President and Chief Executive Officer at NetIQ Corporation and he also served as the Chairman of the board of directors at NetIQ Corporation from August 2002 to June 2006. Mr. Boesenberg served as a director of Interwoven, Inc. from July 2006 to March 2009, as lead independent director of Maxtor

Corporation from January 2002 until May 2006, and as a director of Onyx Software Corporation from December 2004 to December 2005. From March 2000 to December 2001, Mr. Boesenberg served as the President of Post PC Ventures, a management and investment group. Mr. Boesenberg serves on the board of directors of Silicon Graphics International Corp., Keynote Systems, Inc. and Callidus Software Inc. Mr. Boesenberg holds an M.S. in Business Administration from Boston University and a B.S. from Rose Hulman Institute of Technology. We believe Mr. Boesenberg’s qualifications to serve on our Board include extensive experience serving on the boards of directors of other public companies, including experience dealing with corporate governance matters, and his executive management experience in other technology companies.

Benjamin Spero, 34, has served as one of our directors since December 2007. Mr. Spero joined Spectrum Equity Investors (a majority stockholder in the company) in January 2001 and currently is a Managing Director. Prior to joining Spectrum Equity Investors, Mr. Spero was the co-founder of TouchPak, Inc. Before joining TouchPak, Inc., Mr. Spero was a strategy consultant at Bain & Company. Mr. Spero serves on the board of directors of SurveyMonkey, LLC, iPay Technologies, LLC, NetQuote Inc., and Mortgagebot, LLC. Mr. Spero holds a B.A. from Duke University. We believe Mr. Spero’s qualifications to serve on our Board include his financial expertise, his experience advising technology companies and a long history and familiarity with Ancestry.com.

Directors Continuing in Office Until the 2011 Annual Meeting

David Goldberg, 42, has served as one of our directors since February 2008. Since April 2009, Mr. Goldberg has served as the Chief Executive Officer of SurveyMonkey.com LLC. From May 2007 to April 2009, Mr. Goldberg was an Entrepreneur in Residence with Benchmark Capital. From August 2001 to May 2007, Mr. Goldberg was the head of global music operations at Yahoo! Inc. From February 1994 to August 2001, Mr. Goldberg was Chairman and Chief Executive Officer of Launch Media Inc. Mr. Goldberg holds an A.B. from Harvard University. We believe Mr. Goldberg’s qualifications to serve on our Board include his extensive executive management experience in other companies focused on consumer-facing Internet services.

Victor Parker, 40, has served as one of our directors since 2003. Mr. Parker is a Managing Director of Spectrum Equity Investors and joined the firm in September 1998. He was previously at ONYX Software and was an associate at Summit Partners from October 1992 to June 1996. Mr. Parker serves on the board of directors of Demand Media, Inc., NetQuote, Inc. and SurveyMonkey, LLC. He holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Dartmouth College. We believe Mr. Parker’s qualifications to serve on our Board include his financial expertise, his experience advising technology companies and a long history and familiarity with Ancestry.com.

Director Continuing in Office Until the 2012 Annual Meeting

Thomas Layton, 47, has served as one of our directors since October 2009. Since June 2007, Mr. Layton has served as the Chief Executive Officer of Metaweb Technologies, Inc., an Internet technology company, where he also serves as a director. Mr. Layton served as the Chief Executive Officer of OpenTable, Inc. from September 2001 to June 2007, and has served on its board of directors since May 1999. From November 1995 to June 1999, Mr. Layton served as President and Chief Operating Officer and was co-founder of CitySearch, Inc., which later merged with Ticketmaster, Inc. Prior to his experience at CitySearch, Mr. Layton served as Chief Financial Officer of Score Learning Corporation, an educational services company, from April 1994 to October 1995, and also as President and Chief Operating Officer during part of the same period from March 1995 to October 1995. Mr. Layton is also a member of the board of directors of oDesk Corporation and a co-founder and member of the board of directors of MAPLight.org, a non-profit organization. Mr. Layton holds an M.B.A. from Stanford Graduate School of Business and a B.S. from the University of North Carolina at Chapel Hill. We believe Mr. Layton’s qualifications to serve on our Board include his extensive executive management and board experience in other companies focused on consumer-facing Internet services.

Elizabeth Nelson, 49, has served as one of our directors since July 2009. From July 1996 to December 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer at Macromedia Inc, where she also served as a director from January 2005 to December 2005. Currently, Ms. Nelson serves on the board of directors of Autodesk, Inc. and SuccessFactors, Inc. From December 2003 to July 2008, Ms. Nelson served as a director of CNET Networks, Inc. Ms. Nelson holds an M.B.A. in Finance with distinction from the Wharton School at the

University of Pennsylvania and a B.S. from Georgetown University. We believe Ms. Nelson’s qualifications to serve on our Board include her financial expertise, including experience serving as the chief financial officer of a public technology company and her experience serving on the boards of directors of other companies.

Timothy Sullivan, 46, has served as our President and Chief Executive Officer and as a director since September 2005. Prior to joining us, Mr. Sullivan was Chief Operating Officer and then President and CEO of Match.com from January 2001 to September 2004. From May 1999 to January 2001, Mr. Sullivan served as Vice President of E-commerce for Ticketmaster Online-Citysearch, Inc. From June 1991 to May 1999, Mr. Sullivan held multiple positions at The Walt Disney Company, including Vice President and Managing Director of Buena Vista Home Entertainment Asia Pacific from July 1997 to May 1999. Mr. Sullivan holds an M.B.A. from Harvard Business School and was a Morehead Scholar at the University of North Carolina at Chapel Hill. We believe Mr. Sullivan’s qualifications to serve on our Board include extensive executive management experience, including experience as our own Chief Executive Officer, as well as former chief executive officer of a subscription-based Internet company.

Executive Officers

In addition to Mr. Sullivan, our President and Chief Executive Officer, who also serves as a director, our executive officers as of March 31, 2010 consisted of the following:

Howard Hochhauser, 39, has served as our Chief Financial Officer since January 2009. From May 2000 to December 2008, Mr. Hochhauser held multiple positions at Martha Stewart Living Omnimedia, Inc., most recently serving as Chief Financial Officer from March 2006 to December 2008. He held multiple positions at Bear, Stearns & Co. Inc. from September 1996 to May 2000, serving most recently as Vice President Equity Research Analyst. Prior to joining Bear Stearns & Co. Inc., he worked at First Boston and he was a Staff Accountant at KPMG Peat Marwick. Mr. Hochhauser is a Certified Public Accountant and holds an M.B.A. from Columbia University and a B.S. from Boston University.

Joshua Hanna, 38, has served as our General Manager and Senior Vice President, International since July 2006. Mr. Hanna held multiple positions with us from November 2001 until July 2006, including Vice President of International Business, Director of International Business, Director of Product Management, Senior Product Manager, and Business Manager. Prior to joining us, he held several marketing and business development roles with Netcentives, Inc. and Cyrk, Inc. Mr. Hanna holds an M.B.A. from Harvard Business School and a B.A. from Dartmouth College.

David Rinn, 46, has served as our Senior Vice President of Strategy and Corporate Development since January 2009. Prior to serving in this role, he served as our Chief Financial Officer from June 2004 to January 2009. Prior to joining us in June 2004, Mr. Rinn spent 12 years at Microsoft Corporation, most recently as Chief Financial Officer of the Mobile and Embedded Devices Division. At Microsoft Corporation, he also served as General Manager of Finance and Administration, General Manager, Chief Financial Officer and as a member of the board of directors of HomeAdvisor Technologies (a majority-owned subsidiary of Microsoft Corporation). Other roles at Microsoft Corporation included Senior Director of Product Group Finance and senior director of Corporate Development. Prior to joining Microsoft, he held various positions at Morgan Stanley. Mr. Rinn holds an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles and a B.A. from Vassar College.

Eric Shoup, 37, has served as our Senior Vice President of Product since March 2010. He joined us in August 2008 as Vice President of Product. Prior to working with us, Mr. Shoup was at eBay for over five years, where he served as Director of ProStores from January 2007 to August 2008, Group Product Manager from March 2005 to January 2007, Senior Product Manager from August 2004 to March 2005 and Product Manager from April 2003 to August 2004. Mr. Shoup holds a B.A. from the University of California, Los Angeles.

William Stern, 46, has served as our General Counsel and Corporate Secretary since July 2009. From October 2005 to July 2009, Mr. Stern held multiple positions at Martha Stewart Living Omnimedia, Inc., most recently serving as the General Counsel and Secretary from September 2008 to July 2009. From October 2002 to September 2005, Mr. Stern was a Principal at Fish & Richardson, PC. Prior to joining Fish & Richardson, PC, he was a Partner at Morrison & Foerster, LLP. Mr. Stern holds an M.B.A. and a J.D. from the University of Chicago and an A.B. from Brown University.

Christopher Tracy, 41, has served as our Senior Vice President of Global Content since January 2010. Prior to serving in this role, Mr. Tracy served as our Senior Vice President of Operations from January 2008 to January 2010 and Vice President of Member Services from November 2004 to December 2007. From June 2002 to October 2004, Mr. Tracy was a Vice President and General Manager at Time Warner Inc. From April 1999 to January 2002, Mr. Tracy held various leadership positions at Nextcard, Inc. Mr. Tracy holds an M.B.A. from Harvard Business School and a B.S. from California Polytechnic State University.

Andrew Wait, 48, has served as our General Manager and Senior Vice President, United States since January 2010. Prior to serving in this role, Mr. Wait was our Senior Vice President and General Manager, Family History from March 2006 to January 2010. Prior to joining us, Mr. Wait served as Senior Director of Marketing at Kodak Gallery from October 2003 to January 2006. From January 2000 to October 2003, he was the Senior Director of Marketing for EarthLink, Inc.’s PeoplePC Brand. Prior to joining Earthlink, he held various marketing positions with Pacific Bell Telephone Company/SBC Communications Inc., Bank of America Corporation and Hilton Hotels Corporation. Mr. Wait holds an M.I.B.A. (Master of International Business Administration) from Saint Mary’s College and a B.A. from the University of California, Berkeley.

Michael Wolfgramm, 43, has served as our Chief Technology Officer since February 2009. Mr. Wolfgramm held multiple positions with us from June 1999 until February 2009, including Senior Vice President of Technology, Vice President of Development and Senior Director of Development. Prior to joining us, from March 1997 to June 1999, Mr. Wolfgramm served as Senior Director of Development and Senior Architect at Open Market Inc. Mr. Wolfgramm holds a B.S. in Computer Science from Brigham Young University.

Board Responsibilities and Corporate Governance

The Board had adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These guidelines are available at the following Web site: ir.ancestry.com/governance.cfm.

These guidelines address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not dictate a particular Board structure, and the Board is given the flexibility to select its Chairperson and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairperson and the Chief Executive Officer may be filled by one individual or two. The Board has currently determined that having Victor Parker serve as Chairman and Timothy Sullivan serve as Chief Executive Officer is in the best interests of the stockholders. We currently separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting the strategic direction for the company and for the day-to-day leadership and performance of the company, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because Mr. Parker is not “independent” within the meaning of the Nasdaq listing standards, our Corporate Governance Guidelines call for one of the directors who is independent to serve as the “lead independent director,” and to perform such functions in that capacity as the Board directs. The lead independent director is responsible for coordinating the activities of the independent directors and has the authority to call meetings of the independent directors. His specific responsibilities include (i) consulting with the Chairman on an appropriate schedule of Board meetings; (ii) providing the Chairman with input on Board meeting agendas; (iii) consulting with the Chairman on the flow of information from management to the directors; (iv) coordinating and moderating the executive sessions of the Board’s independent directors; (v) serving as the principal liaison between our independent directors and our Chairman and Chief Executive Officer; (vi) being available to consult with major stockholders as applicable; and (vii) chairing Board meetings if the Chairman is not present. Our Board has designated Charles Boesenberg as our lead independent director. Mr. Boesenberg has historically taken an active leadership role on our Board and has gained extensive knowledge of our business and history. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Independence

As described above, our Corporate Governance Guidelines require that a majority of our Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” within the meaning of the Nasdaq listing standards. In making its determination of independence for each director, the Board considers all pertinent facts to determine if the director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under the Nasdaq standards, following persons are not be considered independent:

•	a director who is, or at any time during the past three years was, employed by the company;

•	a director who accepted or who has a family member (i.e., spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home) who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(a) compensation for board or board committee service;

(b) compensation paid to a family member who is an employee (other than as an executive officer) of the company; or

(c) benefits under a tax-qualified retirement plan, or non-discretionary compensation.

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(a) payments arising solely from investments in the company’s securities; or

(b) payments under non-discretionary charitable contribution matching programs.

•	a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

•	a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

As set forth above, our Board has determined that directors Charles M. Boesenberg, David Goldberg, Thomas Layton and Elizabeth Nelson are independent under these listing standards, as their only relationships with us are as directors and stockholders. The Board also determined that directors Timothy Sullivan, Victor Parker and Benjamin Spero are not independent. Mr. Sullivan is not independent because he is our President and Chief Executive Officer. Mr. Parker and Mr. Spero are not independent because of their association with Spectrum Equity Investors V, L.P. and certain of its affiliates (collectively, “Spectrum”), a majority stockholder. In December 2007, Spectrum contributed cash and equity with an aggregate value of $138.6 million as part of a larger transaction, which we refer to as the “Spectrum investment,” which resulted in our current structure. Any transaction, relationship or arrangement considered by the Board in determining that the applicable independence standards were met by each of the directors is disclosed under “Related Party Transactions” or elsewhere in this Proxy Statement.

Board Committees

We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter that establishes its roles and responsibilities. Copies of these charters can be accessed at the following Web site: ir.ancestry.com/governance.cfm.

Audit Committee

The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities regarding the integrity of financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes including its systems of internal accounting and financial controls, the performance of our internal audit function and independent auditor and our financial policy matters by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

The members of this committee are Charles M. Boesenberg, Elizabeth Nelson and Benjamin Spero, with Ms. Nelson serving as the chairperson of the committee. We believe that Mr. Boesenberg and Ms. Nelson are independent directors, as defined under the rules of the Nasdaq Stock Market and meet the additional independence requirements for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Spero is not independent because he is a Managing Director of Spectrum, but has been included on the Audit Committee because of his historical familiarity with the company. We rely on an exemption from the independence requirements under Rule 10A-3 of the Exchange Act that allows us to have a minority of the members of our Audit Committee not be independent until November 4, 2010, the one year anniversary of the effectiveness of our registration statement under the Securities Act of 1933, as amended (the “Securities Act”). We believe Mr. Spero’s participation on the Audit Committee has been useful during our transition from a private to a public company and has not affected the ability of our Audit Committee to act independently or satisfy our obligations under Rule 10A-3. We expect that our Audit Committee will consist of members who are independent for purposes of Rule 10A-3 by November 4, 2010. We believe that each member of our Audit Committee meets the financial statement literacy requirements of the Nasdaq listing standards. Our Board has determined that Mr. Boesenberg and Ms. Nelson are audit committee financial experts, as defined under applicable Securities and Exchange Commission (“SEC”) rules. Our Audit Committee met three times in 2009.

Compensation Committee

The Compensation Committee oversees our overall compensation structure, policies and programs, and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The Compensation Committee reviews and recommends to the board of directors corporate goals and objectives relevant to compensation of our chief executive officer and reviews and approves corporate goals and objectives relevant to compensation of our other executive officers. The Committee evaluates the performance of these officers in light of those goals and objectives, and recommends to the board of directors the compensation of the Chief Executive Officer and approves the compensation of our other executive officers based on such evaluations and reviews, including all individuals named with Mr. Sullivan in the Summary Compensation Table (with Mr. Sullivan, the “named executive officers”). Finally, the Committee recommends to the board of directors any employment-related agreements, any proposed severance arrangements or change of control or similar agreements with respect to our Chief Executive Officer and approves any employment-related agreements, any proposed severance arrangements or change of control or similar agreements with respect to our other executive officers. The Compensation Committee also administers the issuance of stock options and other awards under our currently effective stock plan. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members and the adequacy of the charter of the Compensation Committee. The Compensation Committee will also prepare a report on executive compensation, as required by the SEC rules, to be included in our annual report and annual proxy statement.

Mr. Sullivan, our President and Chief Executive Officer, reviews the performance of each named executive officer other than himself and makes recommendations regarding their compensation.

Prior to our initial public offering in 2009, our Board engaged Compensia, Inc., an independent compensation consultant, to review our compensation program for our named executive officers. Based on Compensia’s review of severance and change of control practices at similarly-sized publicly-traded technology companies, we entered into amended and restated employment letters with each of our executive officers.

Since our initial public offering, the company engaged Frederic W. Cook & Co., a compensation consultant for the purpose of providing occasional information and giving insights into market rates. The Compensation Committee has approved the terms and scope of that engagement, as our Compensation Committee charter provides that the Compensation Committee must approve the material terms of not only its own arrangements with compensation consultants, but also any company arrangement with a compensation consultant unless it has its own independent consultant or the services only relate to broad-based plans.

The Compensation Committee has delegated to an Equity Committee comprised of Timothy Sullivan, our President and Chief Executive Officer, and Howard Hochhauser, our Chief Financial Officer, the authority to make equity awards to employees that are not executive officers or directors, subject to certain conditions and limitations. In addition, the Compensation Committee has delegated to Mr. Sullivan the authority to adjust Mr. Hanna’s expatriate allowance.

The members of our Compensation Committee are Charles M. Boesenberg, Thomas Layton, Elizabeth Nelson and Victor Parker, with Mr. Boesenberg serving as the chairperson of the committee. We believe that Mr. Boesenberg, Mr. Layton and Ms. Nelson are independent directors under the Nasdaq listing standards and are “non-employee directors” for purposes of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. Mr. Parker is not independent because he is also a Managing Director of Spectrum but has been included in the Compensation Committee because of his historic familiarity with the company.

The Compensation Committee met twice in 2009.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of the company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. As a Managing Director of Spectrum, Mr. Parker may be deemed to have an interest in the following transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act:

Contribution agreement.  As part of the Spectrum investment, we entered into a Contribution Agreement with Spectrum Equity Investors V, L.P. and certain of its affiliates, affiliates of Crosslink Capital, Inc., Timothy Sullivan, W Capital Partners II, L.P. and the JLS Revocable Trust, among other individuals and entities (collectively, the “Contributors”). Pursuant to this agreement, the Contributors transferred and assigned to the company certain shares of the predecessor’s capital stock and certain amounts of cash and, in exchange, the company issued certain amounts of shares of the company’s common stock to the Contributors. With respect to the exchange of certain shares of the predecessor’s capital stock, the transaction qualified as an exchange of property for equity interests pursuant to Section 351 of the Internal Revenue Code. Spectrum, affiliates of Crosslink Capital, Inc., W Capital Partners II, L.P. and the JLS Revocable Trust are our related persons because each of them, in some cases together with its respective affiliates, owns more than 5% of our outstanding shares. Mr. Sullivan is a related person because he is a director and executive officer of the company. Our directors Victor Parker and Benjamin Spero are associated with Spectrum and may therefore be deemed to have an interest in the agreements described below that we have entered into with Spectrum. The total value of the cash and shares contributed pursuant to the Contribution Agreement was $205.5 million. Spectrum contributed cash and equity with an aggregate value of $138.6 million.

Merger agreement.  As part of the Spectrum investment, we entered into an Agreement and Plan of Merger with Generations Holding, Inc. (now Ancestry.com Inc.), Haley Acquisition Corporation, The Generations Network, Inc. (now Ancestry.com Operations Inc.), and David C. Moon. Pursuant to the agreement, at the effective time of the merger, The Generations Network, Inc. became a wholly-owned subsidiary of Generations Holding, Inc. As a result of the Spectrum investment, Spectrum Equity Investors V, L.P. and certain of its affiliates, collectively, acquired 25,667,540 shares of our common stock, which represented approximately 67% of the outstanding common stock of the company prior to our initial public offering. The total purchase price for the acquisition was $354.8 million. The dollar value of Spectrum’s interests in the Merger Agreement is the same as the dollar value of their interests in the Contribution Agreement as described above.

Stockholders agreement.  As part of the Spectrum investment, we entered into a Stockholders Agreement with Spectrum Equity Investors V, L.P. and certain of its affiliates, affiliates of Crosslink Capital, Inc., Timothy Sullivan, W Capital Partners II, L.P. and the JLS Revocable Trust, among other individuals and entities. The agreement established the composition of the Board and contains certain rights and restrictions with respect to the transfer of shares of our capital stock. Prior to the completion of our initial public offering, Spectrum Equity Investors V, L.P. and certain of its affiliates had the right to appoint or nominate three of our directors. This right terminated upon completion of our initial public offering. All three of these appointees remained on our Board following our initial public offering. We are under no contractual obligation to retain any of these directors. One of these directors, Benjamin Spero, is a nominee for election at the Annual Meeting.

Registration rights.  As part of the Spectrum investment, Spectrum Equity Investors V, L.P. and certain of its affiliates, affiliates of Crosslink Capital, Inc., the JLS Revocable Trust, W Capital Partners II, L.P., Timothy Sullivan and certain other holders of our stock have registration rights with respect to shares of capital stock that they hold.

Demand registration rights.  At any time, the holders of a majority of the registrable securities held by Spectrum Equity Investors V, L.P. and certain of its affiliates, collectively (the “Spectrum registrable securities”), may request registration under the Securities Act of all or part of their registrable securities on a Registration Statement on Form S-1 or any similar long-form registration statement or, if available, on a Registration Statement on Form S-3 or any similar short-form registration statement. The holders of a majority of the Spectrum registrable securities will be entitled to request three long-form registrations in which the company will pay all registration expenses. In addition, the holders of a majority of the Spectrum registrable securities will be entitled to request an unlimited number of short-form registrations in which the company will pay all registration expenses. However, the aggregate offering value of the registrable securities requested to be registered by Spectrum Equity Investors V, L.P. and certain of its affiliates in any short-form registration must equal at least $1,500,000 in the aggregate.

We will not be obligated to effect any demand registration within three months after the effective date of a previous demand registration. Moreover, we may postpone for up to three months the filing of a registration statement for a demand registration if our Board determines in its reasonable good faith judgment and the holders of at least a majority of the Spectrum registrable securities agree that such demand registration would reasonably be expected to have a material adverse effect on any proposal by us to engage in a merger, consolidation or similar transaction. The company may delay a demand registration in this manner only once in every 12-month period.

Piggyback registration rights.  If we register any securities for public sale, our stockholders with piggyback registration rights under our Registration Rights Agreement have the right to include their shares in the registration, subject to certain exceptions. For example, if the piggyback registration is an underwritten primary offering and the managing underwriters advise the company that, in their opinion, the number of securities requested to be included in the offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, the company is required to include in the offering (i) first, the securities the company proposes to sell, (ii) second, the registrable securities requested to be included in such registration, pro rata among the holders of such registrable securities on the basis of the number of registrable securities owned by each such holder and (iii) third, any other securities requested to be included in such registration pro rata among those holders on the basis of the number of such securities owned by each such holder. The registration expenses of the holders of registrable securities will be paid by us in all piggyback registrations, regardless of whether such registration is consummated.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and recommending to the board of directors criteria for identifying and evaluating candidates for directorships and making recommendations to the board of directors regarding candidates for election or reelection to the board of directors at each annual stockholders’ meeting. In doing so, it assesses the skills and characteristics of individual members and the Board as a whole. The Nominating and Corporate Governance Committee has not to date established any minimum qualifications for directors, although its charter allows it to recommend such criteria to the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Nominating and Corporate Governance Committee is also responsible for making recommendations to the Board concerning the structure, composition and function of the Board and its committees. It has also assumed certain responsibilities with respect to the company’s risk management described below.

The members of our Nominating and Corporate Governance Committee are Charles M. Boesenberg, David Goldberg and Victor Parker, with Mr. Boesenberg serving as chairperson of the committee. We believe that Mr. Boesenberg and Mr. Goldberg are independent directors under the applicable rules and regulations of the Nasdaq Stock Market. Mr. Parker is not independent because he is also a Managing Director of Spectrum, but has been included on the Nominating and Corporate Governance Committee because of his historic familiarity with the company. The Nominating and Corporate Governance Committee did not meet in 2009.

The Nominating and Corporate Governance Committee does not at this time have a policy regarding its consideration of director candidates recommended by stockholders, as it has not yet received any such recommendations. It may adopt a policy if such recommendations are received.

Risk Management

The Board is involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Nominating and Corporate Governance Committee, which on behalf of the Board, is charged with overseeing the principal risk exposures we face and our mitigation efforts in respect of these risks. The Nominating and Corporate Governance Committee is responsible for interfacing with management and discussing with management the company’s principal risk exposures and the steps management has taken to monitor and control risk exposures, including risk assessment and risk management policies. The Compensation Committee also plays a role in that it is charged, in overseeing the company’s overall compensation structure, with assessing whether that compensation structure creates risks that are reasonably likely to have a material adverse effect on us.

Communications from Stockholders and Other Interested Parties

Stockholders and other interested parties who wish to send communications on any topic to the Board (including the lead independent director or the independent directors as a group) should address the communication to the intended recipient(s) and send c/o General Counsel, Ancestry.com, Inc., 360 West 4800, Provo, Utah 84604.

Attendance at Board and Stockholder Meetings

The Board held 11 meetings in 2009. All directors attended more than 75% of the meetings of the Board and of the Board committees on which they served in 2009. This proxy statement relates to our first annual meeting of stockholders as a public company. Under our corporate governance guidelines, our directors are expected to attend our annual meetings, and we expect all our directors will do so in person or telephonically.

Compensation of the Board of Directors

Since July 2009, our non-employee directors have been entitled to receive a $30,000 annual fee. The Audit Committee chairperson receives an additional annual fee of $13,000 and other members of the Audit Committee receive an additional annual fee of $5,000. The Compensation Committee chairperson receives an additional $10,000 annual fee and other members of the Compensation Committee receive an additional $4,000 annual fee. The Nominating and Corporate Governance Committee chairperson receives an additional $5,000 annual fee and other members of the Nominating and Corporate Governance Committee receive an additional $2,000 annual fee.

New directors generally receive a grant of 87,500 options vesting ratably over four years. Options held by non-employee directors generally vest ratably over four years or upon a “change of control” as defined in the applicable option agreement or option plan. There are currently no equity ownership requirements or guidelines that any of our non-employee directors must meet or maintain.

The following table provides information concerning the compensation paid by us to each of our non-employee directors for the year ended December 31, 2009. Mr. Sullivan is compensated for his service as an employee and does not receive any additional compensation for his service on our board. His 2009 compensation is set forth in the Summary Compensation Table.

Director Compensation for Year 2009

	Fees Earned or	Option
Name	Paid in Cash	Awards(1)	Total

Charles M. Boesenberg	$34,918	$—	$34,918
David Goldberg	14,348	—	14,348
Thomas Layton(2)	7,299	480,357	487,656
Elizabeth Nelson(3)	21,073	304,658	325,731
Victor Parker	16,141	—	16,141
Benjamin Spero	15,693	—	15,693

(1)	The amounts included in the “Option Awards” column do not reflect compensation actually received by the director but represent the grant date fair value of the options granted in 2009 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. From time to time, we have granted stock options to our non-employee directors as compensation for their services, but in the past have not had a formal policy in place with respect to such awards. As a result of the 2009 awards and these earlier awards, our non-employee directors held options to purchase the following number of shares of Common Stock at December 31, 2009: Mr. Boesenberg 249,370 shares; Mr. Goldberg 87,500 shares; Mr. Layton 87,500 shares; and Ms. Nelson 87,500 shares. Mr. Parker and Mr. Spero do not hold any options.

(2)	On October 14, 2009, we granted Mr. Layton an option to purchase 87,500 shares of common stock having an exercise price per share equal to $13.50 per share.

(3)	On July 20, 2009, we granted Ms. Nelson an option to purchase 87,500 shares of common stock having an exercise price per share equal to $8.54 per share.

PROPOSAL TWO

Ratification of the Appointment of
Our Independent Registered Public Accounting Firm

We have appointed Ernst & Young as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2010, and we are asking you and other stockholders to ratify this appointment. Ernst & Young has served as our independent registered public accounting firm since 2005.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Ernst & Young. An affirmative vote of holders of a majority in voting power of the stock entitled to vote present in person or represented by proxy at the Annual Meeting is required in order to ratify the appointment of Ernst & Young. In the event that holders of a majority in voting power of the stock entitled to vote present in person or represented by proxy at the Annual Meeting do not ratify this appointment of Ernst & Young, we will review our future appointment of Ernst & Young.

We expect that a representative of Ernst & Young will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and
Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We adopted a policy on September 15, 2009 under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, the Audit Committee has authorized its Chairperson to pre-approve services in amounts up to $500,000. Engagements so pre-approved are to be reported to the Audit Committee at its next scheduled meeting.

Audit Fees

The following is a summary of the fees for professional services rendered by Ernst & Young for 2009 and 2008:

Fee Category	2009	2008

Audit Fees	$1,454,025	$268,741
Audit-Related Fees	—	—
Tax Fees	41,498	6,160
All Other Fees	2,575	21,875

Total Fees	$1,498,098	$296,776

Audit Fees.  Consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements and the review of interim consolidated financial statements and other information included in our Registration Statement on Form S-1.

Audit-Related Fees.  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” There were no such services in 2009 or 2008.

Tax Fees.  Consist of fees billed for professional services for tax advice and tax planning. These services included general tax consulting and expatriate tax services.

All Other Fees.  Consist of fees for services other than services reported above. All Other Fees for 2009 and 2008 were related to advice on the organization of foreign subsidiaries and access to accounting research tools.

The Audit Committee pre-approved substantially all services performed since the pre-approval policy was adopted.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the three directors whose names appear below.

The Audit Committee’s general role is to assist the Board in monitoring the company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s financial statements for 2009 and met with management, as well as with representatives of Ernst & Young, LLP, the company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Ernst & Young, LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited financial statements for 2009 be included in the company’s Annual Report on Form 10-K for 2009.

Audit Committee

Elizabeth Nelson (Chairperson)
Charles M. Boesenberg
Benjamin Spero

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2010 with respect to:

•	each person known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each member of our board of directors and each named executive officer; and

•	the members of our board of directors and our executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Ancestry.com Inc., 360 West 4800 North, Provo, UT 84604.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that he or she beneficially owns, subject to applicable community property laws.

Applicable percentage ownership is based on 42,468,386 shares of common stock outstanding on March 31, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Number of Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

5% Stockholders:
Spectrum Equity Investors V, L.P. and affiliates(1)	23,241,953	54.7%
Crosslink Capital, Inc.(2)	2,584,870	6.1
Directors and Named Executive Officers:
Timothy Sullivan(3)	2,542,827	5.7
Joshua Hanna(4)	258,961	*
Howard Hochhauser(5)	166,667	*
David Rinn(6)	813,541	1.9
William Stern	—	—
Christopher Tracy(7)	127,083	*
Charles M. Boesenberg(8)	181,925	*
David Goldberg(9)	51,042	*
Thomas Layton	—	—
Elizabeth Nelson	—	—
Victor Parker(10)	16,754,952	39.5
Benjamin Spero	—	—
All directors and executive officers as a group (15 individuals)(11)	4,909,452	10.4

*	Indicates ownership of less than one percent.

(1)	Based on information set forth in a Schedule 13G filed with the SEC on February 12, 2010. Consists of 16,676,204 shares of our common stock held of record by Spectrum Equity Investors V, L.P. (“SEI V”), the general partner of which is Spectrum Equity Associates V, L.P., the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker, Benjamin M. Coughlin and Christopher T. Mitchell exercise voting and dispositive power; 78,748 shares of our common stock held of record by Spectrum V Investment Managers’ Fund, L.P. (“IMF V”), the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker, Benjamin M. Coughlin and Christopher T. Mitchell exercise voting and dispositive power; 5,950,719 shares of our common stock held of record by Spectrum Equity Investors III, L.P. (“SEI III”), the general partner of which is Spectrum Equity Associates III, L.P., over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni and Randy J. Henderson exercise voting and dispositive power; 417,483 shares of our common stock held of record by SEI III Entrepreneurs’ Fund, L.P. (“Entrepreneurs’ III”), the general partner of which is SEI III Entrepreneurs’ LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni and Randy J. Henderson exercise voting and dispositive power; 99,997 shares held of record by Spectrum III Investment Managers’ Fund, L.P. (“IMF III,” and together with SEI V, IMF V, SEI III and Entrepreneurs’ III, the “Spectrum Funds”), over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni and Randy J. Henderson exercise voting and dispositive power and are the general partners, 11,575 shares of our common stock held by Brion B. Applegate, 5,781 shares of our common stock held by William P. Collatos and 1,446 shares of our common stock held by Randy J. Henderson. Each of the controlling entities, individual general partners and managing directors of the Spectrum Funds, as the case may be, including Victor E. Parker who is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V, and serves on our Board, Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Benjamin M. Coughlin and Christopher T. Mitchell disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The principal business address of each of the Spectrum Funds is 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.

(2)	Based on information set forth in a Schedule 13G filed with the SEC on February 16, 2010. Crosslink Capital, Inc. (“Crosslink”) and Michael J. Stark, the President of Crosslink have shared voting and dispositive power over all such shares. Crosslink and Mr. Stark disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. The principal business address of Crosslink Capital, Inc. is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.

(3)	Includes options to purchase 2,218,753 shares of our common stock exercisable within 60 days.

(4)	Consists of options to purchase 258,961 shares of our common stock exercisable within 60 days.

(5)	Consists of options to purchase 166,667 shares of our common stock exercisable within 60 days.

(6)	Consists of options to purchase 813,541 shares of our common stock exercisable within 60 days.

(7)	Consists of options to purchase 127,083 shares of our common stock exercisable within 60 days.

(8)	Consists of options to purchase 181,925 shares of our common stock exercisable within 60 days.

(9)	Consists of options to purchase 51,042 shares of our common stock exercisable within 60 days.

(10)	Consists of 16,676,204 shares held of record by SEI V and 78,748 shares held of record by IMF V. Victor E. Parker is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V. Mr. Parker disclaims beneficial ownership of these shares.

(11)	Includes options to purchase 4,585,378 shares of our common stock exercisable within 60 days. Excludes shares held of record by SEI V and IMF V, of which Victor E. Parker disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal year 2009 all of the Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were filed in a timely manner.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains how our executive compensation programs are designed and operate with respect to our named executive officers listed in the Summary Compensation Table below. Our named executive officers in 2009 were Timothy Sullivan, President and Chief Executive Officer; Howard Hochhauser, Chief Financial Officer; William Stern, General Counsel and Corporate Secretary, Joshua Hanna, Senior Vice President and General Manager of International; Christopher Tracy, Senior Vice President of Operations; and David Rinn, Senior Vice President of Strategy and Corporate Development (during the first few weeks of 2009, Mr. Rinn served as our Chief Financial Officer).

Executive Summary

Our compensation strategy focuses on providing a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also be utilized as a tool to communicate and align employee contributions with our objectives and stockholder interests. We intend to provide a competitive total compensation package and will share our success with our named executive officers, as well as our other employees, when our objectives are met.

Compensation for our named executive officers consists of the elements identified in the following table.

Compensation Element	Objective

Base salary	To recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining employees.
Annual performance-based cash compensation	To re-emphasize corporate objectives and provide additional reward opportunities for our named executive officers (and employees generally) when key business objectives are met.
Long-term equity incentive compensation	To reward increases in stockholder value and to emphasize and reinforce our focus on team success.
Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus named executive officers on stockholder interests when considering strategic alternatives.
Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide a basic level of protection from health, dental, life, and disability risks.

Each of the elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to collectively serve the compensation objectives described above. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation.

Determining Executive Compensation

Mr. Sullivan, our President and Chief Executive Officer, reviews the performance of each named executive officer other than himself, and based on this review and the factors described below, makes recommendations to the Compensation Committee with respect to each named executive officer’s total compensation package. Since consummation of our initial public offering, the Compensation Committee assumed the responsibility for this annual review and decision-making process, which was formerly the responsibility of our board of directors.

In determining base salary and target annual performance-based cash compensation, we use each named executive officer’s current level of compensation as the starting point. Through 2009, when our board of directors was charged with these responsibilities, we based any adjustments to those levels primarily on the experience of the members of our board of directors in our industry and their review of anonymous private company compensation surveys, the individual’s performance and internal pay equity considerations. In reviewing individual performance, we consider our financial results, including departmental results, as applicable, as compared to our internal operating plan for the year, as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business. We have not assigned a specific weight to any single factor in evaluating individual performance and historically have not established annual performance objectives by which to measure individual performance. We have not historically benchmarked compensation (either on an aggregate or element-by-element basis) to specific levels relative to peer companies or external market compensation data. In addition, we have not historically targeted a specific mix between fixed and variable compensation, cash and equity incentive awards, or long-term and short-term compensation. Our mix of compensation elements is simply designed to reward recent results and motivate long-term performance through a combination of short-term cash and long-term equity incentive awards.

Prior to our initial public offering in 2009, our board of directors engaged Compensia, Inc., an independent compensation consultant, to review our compensation program for our named executive officers. Based on Compensia’s review of severance and change of control practices at similarly-sized publicly-traded technology companies, we entered into amended and restated employment letters with each of our executive officers as described in more detail below under “— Elements of Compensation — Severance and Change of Control Arrangements.”

Elements of Compensation

Base salaries.  In general, base salaries for our named executive officers were initially established through arm’s-length negotiations at the time the individual was hired, taking into account anonymous private company compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience, as was the case in 2009 with the initial hiring of Mr. Hochhauser and Mr. Stern. Base salaries of our named executive officers were generally reviewed and approved annually by our board of directors during the first quarter of each year, and adjustments to base salaries were based on his or her performance, as well as anonymous private company compensation surveys and internal pay equity considerations. In 2009, we made adjustments to base salaries for Mr. Hanna and Mr. Tracy in connection with the execution of new employment agreements entered into in July 2009. We raised Mr. Hanna’s salary from $201,000 to $220,000 to recognize the strong performance of the international operations and the higher costs of living in London. We raised Mr. Tracy’s salary from $190,000 to $200,000 to recognize his increased responsibilities and bring his salary in line with other executive officers of the company. In making these decisions regarding salary adjustments, we also drew upon the experience that members of our board of directors have within our industry. We did not assign a specific weight to any single factor in making decisions regarding base salaries or salary adjustments. As of December 31, 2009, the base salaries for our named executive officers were as follows:

Named Executive Officer	Base Salary

Timothy Sullivan	$350,000
Howard Hochhauser	$275,000
William Stern	$235,000
Joshua Hanna	$220,000
Christopher Tracy	$200,000
David Rinn	$246,960

Since the Compensation Committee assumed responsibility for base salary determinations following our initial public offering, we anticipate that we will generally target the base salary range at the 50th percentile relative to available survey data in establishing base salary ranges for specific positions.

Annual performance-based cash compensation.  The named executive officers, as well as other executives and key employees, participate in our annual Performance Incentive Program, which provides an opportunity to earn a cash bonus upon achievement of performance objectives approved by our board of directors historically, but starting in 2010 by our Compensation Committee. This program was established to further align individual goals with corporate and business unit goals and to increase focus on executing key business deliverables.

Target bonuses.  As with base salaries, the target annual incentive compensation opportunities (generally expressed as a percentage of base salary) for our named executive officers were initially established through arm’s-length negotiations at the time the individual was hired, taking into account anonymous private company compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Along with base salaries, annual incentive compensation targets have been reviewed and approved annually by the board of directors during the first quarter of each year. Adjustments to annual incentive compensation targets have been based on individual performance, as well as anonymous private company compensation surveys and internal pay equity considerations. In making decisions regarding adjustments to annual incentive compensation targets, we have also drawn upon the experience that members of our board of directors have within our industry. We do not assign a specific weight to any single factor in making decisions regarding adjustments to annual incentive compensation targets.

For 2009, the annual incentive compensation targets for our named executive officers under the Performance Incentive Program were as follows:

Target Bonus
Named Executive Officer	(% of base salary)

Timothy Sullivan	100%
Howard Hochhauser	75%
William Stern	40%
Joshua Hanna	60%
Christopher Tracy	40%
David Rinn	50%

Mr. Sullivan’s target bonus was increased from 85.7% (plus an additional $50,000) to 100% to reflect that as Chief Executive Officer he should be compensated at a higher percentage than other named executive officers and to eliminate the $50,000 fixed bonus payment. Mr. Hanna’s target bonus was increased from 50% to 60% to reflect the strong performance of the company’s international operations and the higher costs of living in London.

Bonus determinations.  Under the Performance Incentive Program, each year (generally during the first quarter) the board of directors has established company-wide financial performance objectives, which serve as the basis for determining the amount of bonuses to be paid under the program. For 2009, the board of directors established three such performance objectives tied to our revenues, adjusted EBITDA and free cash flow. The board of directors determines target levels for each of these goals in consultation with management and taking into account our performance for the immediately preceding year.

After the end of each year, the board of directors reviews our performance with respect to the performance objectives and determines the amount of bonuses to be paid under the program as a whole. We must achieve at least 90% of the target level for each objective for bonuses to be paid under the program; performance at the 90% level with respect to each objective would result in bonus payouts to the named executive officers at no more than 70% of the named executive officers’ individual target bonus opportunity. The maximum bonus payout to a named executive officer under the program is 130% of the named executive officers’ individual target bonus opportunity, which could only occur if we achieved at least 110% of target with respect to each objective.

After determining the overall amount of bonuses to be paid under the Performance Incentive Program for the year, the board of directors has determined the actual bonus payouts to each named executive officer based on its subjective determinations of each individual’s overall performance and contribution during the year (taking into account applicable financial results as compared to our internal operating plan for the year as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations, and, with respect to each named executive officer other than Mr. Sullivan, the recommendations of our President and Chief Executive Officer. Our Compensation Committee has assumed this responsibility following our initial public offering.

Our targets for 2009 were as follows: revenues of $217,225,000, adjusted EBITDA of $73,235,000 and free cash flow of $24,690,000. Our actual results exceeded targets for each of the three components, except for adjusted EBITDA when taking into account a one-time charge related to the settlement of a legal dispute. The Compensation Committee determined the overall bonus pool at 106% of target bonus based on our performance relative to these targets. At management’s suggestion, the Compensation Committee agreed to pay the named executive officers generally at a rate of 105% of target (1% less than the amount the performance over target would otherwise have dictated) and use the differential to fund a higher level of bonuses for other employees.

Each of the named executive officers received a bonus of 105% of their respective targets, except for Mr. Hanna, who received a bonus of 110% of his target reflecting the strong performance of our international operations. The amounts of these awards are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Bonuses were paid in February 2010.

Discretionary bonuses.  Mr. Hochhauser and Mr. Stern received sign on bonuses of $280,000 and $75,000 respectively, in order to induce these executives to join us and in connection with the arm’s-length negotiations of their initial compensation arrangements. These bonuses are disclosed in the “Bonus” column of the Summary Compensation Table.

Long-term equity incentive compensation.  Our named executive officers are eligible to receive long-term equity-based incentive awards, which are intended to align the interests of our named executive officers with the interests of our stockholders and to emphasize and reinforce our focus on team success. Historically, our long-term equity-based incentive compensation awards have been made solely in the form of stock options subject to vesting based on continued employment. We believe that stock options are one effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. We find this to be particularly true for senior management, because employees are only able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. Stock options have provided one form of meaningful incentive to employees to achieve increases in the value of our stock over time. Recently, we have begun granting restricted stock units to less senior employees in lieu of options and in addition to options for some executives. We believe that restricted stock units also align the interests of employees with those of stockholders over the longer term since they also vest over time, while giving employees greater certainty with respect to the value of equity they will receive over time.

Prior to our initial public offering in 2009, all stock option awards were approved by the board of directors; now awards to the named executive officers are approved by the Compensation Committee. In determining the size of a stock option grant, we take into account individual performance (generally consisting of financial performance as compared to our internal operating plan for the year, as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations and the value of existing long-term incentive awards. Each named executive officer received an initial grant of stock options in connection with the commencement of his employment. Our named executive officers and other employees are also eligible to receive additional or “refresher” grants from time to time. We do not have a set program for the award of refresher grants, and our Compensation Committee retains discretion to make stock option awards to employees at any time.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date. Historically, the determination of the appropriate estimated fair market value was made by the board of directors based on its consideration of numerous objective and subjective factors, including but not limited to arm’s-length sales of our common stock in privately negotiated transactions, valuations of our common stock, our stage of development and financial position and our future financial projections. Now, the fair market value is the closing price on the Nasdaq Global Select Market on the date of grant.

Stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of grant, and the remainder of the shares underlying the option vest in equal monthly installments of 1/48th of the number of shares underlying the option over 36 months thereafter. We believe this vesting schedule appropriately encourages long-term employment with our company, while allowing our executives to realize compensation in line with the value they have created for our stockholders.

Based on these factors, in 2009 the board of directors granted stock options to the named executive officers as set forth below in the Grants of Plan-Based Awards for Year 2009 table. The initial grant of 500,000 shares to Mr. Hochhauser and the grant of 200,000 shares to Mr. Stern were based on negotiations at the time each was hired in 2009. Mr. Hochhauser was granted an additional option for 100,000 shares in May 2009 based on increased responsibilities assumed by him in connection with an acceleration of the company’s plans for conducting an initial public offering, although the four-year vesting period for this option did not commence until January 2010. Mr. Hanna and certain other executive officers were granted options during 2009 as a means of re-incentivizing officers whose equity was largely vested, with Mr. Hanna receiving an option for 25,000 shares. In addition, Mr. Tracy was granted an option for 75,000 shares to reflect his increased responsibilities and promotion within our organization.

Severance and change of control arrangements.  Pursuant to employment letters, each of our named executive officers is eligible for severance benefits consisting of base salary continuation and paid COBRA coverage for six months if his employment is terminated by us without cause or if the executive resigns for good reason (in the case of Mr. Sullivan the salary continuation only applies if termination occurs within three months before or 12 months following a change of control). In addition to base salary continuation and paid COBRA coverage, upon a termination without cause or resignation for good reason, each executive is also entitled to an additional severance payment equal to 80% of the executive’s average annual bonus payment over the preceding two years, prorated based on the number of months the executive was employed by us in the year of termination. We provide these benefits to promote retention and ease the consequences to the executive of an unexpected termination of employment.

The employment letters with each of our named executive officers also provide for accelerated vesting of a portion of the executive’s then outstanding stock options in the event the executive is terminated by us without cause or resigns for good reason, in each case, within 12 months following a change of control. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change of control and to allow them to focus on the value of strategic alternatives to stockholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change of control.

The provisions of these agreements, which in the case of named executive officers hired before 2009, were amended and restated in July 2009, reflect Compensia’s review of severance and change of control practices at similarly-sized publicly-traded technology companies.

Please refer to the discussion below under “— Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements.

Employee benefits.  Our named executive officers are eligible for the same benefits available to our employees generally. These include participation in a tax-qualified 401(k) plan and group life, health, dental, and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and personal benefits.  As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full time employees and, except for requirements unique to Mr. Hanna’s expatriate assignment and relocation benefits provided to certain new hires, we do not have any programs for providing material personal benefits or executive perquisites to our named executive officers.

We entered into an expatriate agreement with Mr. Hanna as a result of arm’s-length negotiation at the time he agreed to relocate to London in January 2005. The benefits provided under this arrangement are designed to cover the cost of relocation, family travel, housing, and the differential in the cost of goods, services and education in the United Kingdom. We also provide tax equalization to ensure that Mr. Hanna pays no more or less tax on his base salary and annual cash incentive compensation than he would have paid had he remained in the United States. In addition, we reimburse Mr. Hanna for the cost of tax preparation due to the nature of his expatriate assignment. Under the July 20, 2009 amendment and restatement of Mr. Hanna’s employment letter, in lieu of certain allowances previously paid and expenses previously reimbursed by the company, Mr. Hanna is instead entitled to an annual expatriate allowance of £125,000, which may be adjusted up to 10% per year in the discretion of our Chief

Executive Officer, along with the tax equalization benefits and tax preparation assistance described herein, as well as travel reimbursement for emergency leave due to serious illness or death in the immediate family.

Our employment letters with Mr. Hochhauser and Mr. Stern provide for our reimbursement of their relocation expenses in connection with their 2009 hirings. A portion of Mr. Hochhauser’s relocation expenses was not known or paid until 2010.

Stock ownership guidelines.  There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.

Policy regarding the timing of equity awards.  As a privately owned company, there was no market for our common stock. Accordingly, until our initial public offering, we had no program, plan or practice pertaining to the timing of stock option grants coinciding with the release of material non-public information. The Compensation Committee controls the timing of awards to executive officers subsequent to our initial public offering. In December 2009, we adopted a policy regarding the timing of equity awards by the Equity Committee to other persons. Pursuant to the policy, grants of equity determined by the Equity Committee during the course of any calendar month become effective on the first business day of the following calendar month or, if a blackout period is in effect, awards are effective on the second business day after the material non-public information is released.

Policy regarding restatements.  We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the board of directors or Compensation Committee thereof would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Tax deductibility.  Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. Because we were not publicly traded until November 2009, our board of directors has not previously taken the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions, although it has considered the potential future impact. Our Compensation Committee generally seeks to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

Charles M. Boesenberg (Chairperson)
Thomas Layton
Elizabeth Nelson
Victor Parker

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned by our named executive officers, which include our chief executive officer, as well as those individuals who served as chief financial officer and the three other most highly compensated executive officers during 2009.

Summary Compensation Table

The table below summarizes the total compensation earned by our named executive officers in 2008 and 2009.

					Non-Equity
					Incentive Plan	All Other
Name and		Salary	Bonus	Option Awards	Compensation	Compensation		Total
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)		($)

Timothy Sullivan	2009	350,000	—	—	367,500	3,290	(3)	720,790
President and Chief	2008	350,000	—	830,663	402,500	3,317		1,586,480
Executive Officer
Howard Hochhauser	2009	267,772	280,000	1,426,938 (4)	216,563	67,344	(5)	2,258,617
Chief Financial Officer
William Stern	2009	110,420	75,000	696,360	49,350	35,329	(6)	966,459
General Counsel
Joshua Hanna(7)	2009	215,525	—	74,937	145,200	319,219	(8)	754,881
Senior Vice President	2008	211,050	4,020	553,773	115,575	709,698		1,594,116
and General Manager of International
Christopher Tracy	2009	195,000	—	224,812	84,000	3,209	(3)	507,021
Senior Vice President of Operations
David Rinn(9)	2009	246,960	—	—	129,654	3,290	(3)	379,904
Senior Vice President	2008	246,960	4,939	281,428	142,000	3,321		678,648
of Strategy and Corporate Development; former Chief Financial Officer

(1)	The amounts included in the “Option Awards” column do not reflect compensation actually received by the named executive officer but represent the grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. See also the Grants of Plan-Based Awards for Year 2009 table for information on option awards made in 2009.

(2)	The amounts included in the “Non-Equity Incentive Plan Compensation” column reflect cash bonuses paid pursuant to our Performance Incentive Program as described in “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Performance-Based Cash Compensation” above.

(3)	These amounts consist solely of matching contributions under our 401(k) plan and disability and life insurance premiums paid by us.

(4)	Includes an option for 100,000 shares granted in May 2009. A portion of this option related to 1,000 shares with a grant date fair value of $3,215 was thereafter cancelled.

(5)	This amount includes $64,066 in relocation expenses, and matching contributions under our 401(k) plan and disability and life insurance premiums paid by us.

(6)	This amount includes $33,363 in relocation expenses, and matching contributions under our 401(k) plan and disability and life insurance premiums paid by us.

(7)	A portion of Mr. Hanna’s base salary and other compensation was paid in British pounds rather than United States dollars. The amounts paid in British pounds rather than United States dollars were converted to United States dollars based upon the exchange rates at the time of payment.

(8)	This amount includes an annual expatriate allowance of $176,063, a cost of living allowance of $36,000, tax equalization benefits of $97,300, and tax preparation assistance of $6,606, all provided in connection with Mr. Hanna’s expatriate assignment in London, along with matching contributions under our 401(k) plan and life insurance premiums paid by us.

(9)	Mr. Rinn served as our Chief Financial Officer until January 12, 2009.

Grants of Plan-Based Awards for Year 2009

					All Other
					Option
					Awards:		Grant Date
					Number of	Exercise or	Fair Value of
		Estimated Possible Payouts Under			Securities	Base Price	Stock and
		Non-Equity Incentive Plan Awards(1)			Underlying	of Option	Option
		Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	($/Sh)	($)(3)

Timothy Sullivan	N/A	245,000	350,000	455,000	—	—	—
Howard Hochhauser	N/A	144,375	206,250	268,125
	2/11/2009				500,000	5.50	1,105,448
	5/27/2009				100,000 (4)	7.36	321,490
William Stern(5)	N/A	32,900	47,000	61,100
	7/20/2009				200,000	8.54	696,360
Joshua Hanna	N/A	92,400	132,000	171,600
	5/27/2009				25,000	7.36	74,937
Christopher Tracy	N/A	56,000	80,000	104,000
	5/27/2009				75,000	7.36	224,812
David Rinn	N/A	86,436	123,480	160,524	—	—	—

(1)	Amounts reported represent the potential performance-based incentive cash payments each executive could earn pursuant to the Performance Incentive Program for 2009, as described in “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Performance-Based Cash Compensation” above. At the time of grant, the incentive payments could range from the threshold amounts to the maximum amounts indicated. The actual amounts earned for 2009 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Reflects shares of common stock underlying option awards granted in 2009 under the Generations Holding, Inc. 2008 Stock Purchase and Option Plan. Except as otherwise indicated, the options vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of grant, and the remainder of the shares underlying the option vest in equal monthly installments over 36 months thereafter.

(3)	The grant date fair value of option awards is determined in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for 2009. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(4)	This option was granted May 27, 2009, but the vesting did not commence until January 1, 2010. On July 7, 2009, this option was cancelled with respect to 1,000 shares as Mr. Hochhauser elected to transfer his rights to those shares to another employee.

(5)	Mr. Stern’s estimated payouts are prorated to reflect the six months he was employed by us.

Narrative Disclosure to Summary Compensation Table for Year Ended December 31, 2009 and Grants of Plan-Based Awards in Year 2009 Table

Certain elements of compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards for Year 2009 table reflect the terms of employment letter agreements between us and each of the named executive officers. In addition to the compensation terms described below, each of the named executive officers is also entitled to participate in all available benefits offered generally to the employees of the company. Each is further entitled to certain payments if the company were to terminate him without “Cause” or if he were to terminate for “Good Reason,” including in connection with a “Change of Control.” These terms and the severance benefits that would be payable in such events are described below under “— Potential Payments Upon Termination or Change of Control.”

Timothy Sullivan.  Our agreement with Mr. Sullivan, as amended and restated as of July 20, 2009, provides for a base salary of $350,000 per year, and for Mr. Sullivan’s participation in our annual Performance Incentive Program at an annual target bonus of at least 100% of base salary.

Howard Hochhauser.  Our employment letter agreement dated July 20, 2009 with Mr. Hochhauser provides for a base salary of $275,000 and for Mr. Hochhauser’s participation in our annual Performance Incentive Program at an annual target bonus of at least 75% of his base salary. The employment letter agreement with Mr. Hochhauser provides that we will reimburse him (on an after tax basis) for reasonable expenses incurred in connection with his relocation to Utah. In connection with his commencement of employment, Mr. Hochhauser was awarded a sign on bonus of $280,000 and granted an option to acquire 500,000 shares of our common stock at an exercise price equal to the estimated fair value of the shares on the date of grant, which options vest in accordance with the standard vesting schedule described above. Additionally, in May 2009, Mr. Hochhauser was granted an option to acquire 100,000 shares of our common stock at an exercise price equal to the estimated fair value of the shares on the date of grant, which options vest in accordance with the standard vesting schedule described above with the exception that the vesting did not commence until January 2010.

William Stern.  Our employment letter agreement with Mr. Stern provides for a base salary of $235,000 and for Mr. Stern’s participation in our annual Performance Incentive Program at an annual target bonus of at least 40% of his base salary. The employment letter agreement with Mr. Stern provides that we will reimburse him (on an after tax basis) for reasonable expenses incurred in connection with his relocation to Utah. The agreement also provided for a sign on bonus of $75,000 to Mr. Stern and the grant of an option to acquire 200,000 shares of our common stock at an exercise price equal to the fair market value on the date of grant, which options vest in accordance with the standard vesting schedule described above.

Joshua Hanna.  Our agreement with Mr. Hanna, as amended and restated as of July 20, 2009, provides for a base salary of $220,000 per year (which base salary is payable 70% in US dollars and 30% in British pounds during the term of his expatriate assignment in London, United Kingdom), and for Mr. Hanna’s participation in our annual Performance Incentive Program at an annual target bonus of at least 60% of his base salary. In addition, the letter agreement, prior to the July 2009 amendment and restatement, provided Mr. Hanna with certain expatriate benefits described in more detail in the Compensation Discussion and Analysis above. As described in more detail in the Compensation Discussion and Analysis above, other than tax equalization benefits, tax preparation assistance, and emergency leave, these benefits have been replaced in Mr. Hanna’s amended and restated letter agreement with an annual expatriate allowance of £125,000. Mr. Hanna’s agreement further provides that at the conclusion of Mr. Hanna’s expatriate assignment we will pay or reimburse Mr. Hanna for relocation costs incurred in his repatriation to the United States.

Christopher Tracy.  Our agreement with Mr. Tracy, as amended and restated as of July 20, 2009, provides for a base salary of $200,000 per year, and for Mr. Tracy’s participation in our annual Performance Incentive Program at an annual target bonus of at least 40% of his base salary.

David Rinn.  Our agreement with Mr. Rinn, as amended and restated as of July 20, 2009, provides for a base salary of $246,960 per year, and for Mr. Rinn’s participation in our annual Performance Incentive Program at an annual target bonus of at least 50% of his base salary.

Option Exercises and Stock Vested

During 2009, none of our named executive officers acquired any common stock through exercises of stock options.

Outstanding Equity Awards at Year-End 2009

	Option Awards(1)
		Number of	Number of
		Securities	Securities
		Underlying	Underlying	Option
		Unexercised	Unexercised	Exercise	Option
		Options	Options	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)	Date

Timothy Sullivan	11/15/2005	2,000,000	—	4.60	11/15/2015
	3/27/2008	179,690	192,310	5.40	3/27/2018
Howard Hochhauser	2/11/2009		500,000	5.50	2/11/2019
	5/27/2009		99,000	7.36	5/27/2019
William Stern	7/20/2009		200,000	8.54	7/20/2019
Joshua Hanna	1/20/2006	10,000		4.60	12/2/2014
	2/14/2006	24,479	521	4.60	2/14/2016
	7/27/2006	64,063	10,937	4.60	7/27/2016
	3/27/2008	119,793	130,207	5.40	3/27/2018
	5/27/2009		25,000	7.36	5/27/2019
Christopher Tracy	1/20/2006	50,000		4.60	11/18/2014
	3/27/2008	47,916	52,084	5.40	3/27/2018
	5/27/2009		75,000	7.36	5/27/2019
David Rinn	11/15/2005	200,000		4.60	11/15/2015
	1/20/2006	500,000		4.60	6/18/2012
	1/20/2006	50,000		4.60	3/15/2013
	3/27/2008	23,958	26,042	5.40	3/27/2018
	7/30/2008	26,562	48,438	5.40	7/30/2018

(1)	Except as otherwise indicated, the options vest over a four-year period following the grant date with 25% of the original shares underlying the option vesting on the first anniversary of the grant date, and the remainder of the shares underlying the option vesting in equal monthly installments over the 36 months thereafter. In the case of the options awarded to Mr. Hochhauser on May 27, 2009, vesting commenced January 1, 2010.

Potential Payments upon Termination or Change of Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on December 31, 2009 based upon the fair market value of our common stock on that date of $14.01, given the named executive officers’ compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other stock price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

As described above, we entered into employment letter agreements with each named executive officer. Under each of the agreements if we terminate the executive’s employment without Cause, or if the executive terminates his employment for Good Reason, the executive will be entitled to receive severance benefits consisting of base salary continuation and paid COBRA coverage for a period of six months, plus an additional severance payment equal to 80% of the executive’s average annual bonus payment over the preceding two years, prorated based on the number of months the executive was employed by us in the year of termination. However, (i) Mr. Sullivan will only be entitled to the salary continuation payments if termination occurs within three months before or twelve months following a Change of Control and (ii) if termination occurs within the first 12 months of employment, Mr. Hochhauser’s severance payments will be equal to 18 months’ salary and Mr. Stern’s salary will be equal to 12 months’ salary, less any months worked, but in the case of Mr. Stern not less than nine months. In addition, Mr. Stern would immediately vest as to 25% of his then unvested shares. In addition, each of the amended and restated employment letters provided that if we terminate the executive’s employment without Cause or the executive resigns for Good Reason within three months before or 12 months following a Change of Control, each executive will be entitled to accelerated vesting of 50% of the executive’s then unvested stock options (100% for Mr. Sullivan and Mr. Hochhauser, 75% for Mr. Rinn, and 50% for Mr. Hanna, Mr. Stern and Mr. Tracy) and the period during which the executive will receive paid COBRA coverage will increase to 12 months. In addition, the amended and restated employment letter with Mr. Hanna also provides for certain relocation benefits and up to an additional three months of base salary continuation until his return to the United States.

The severance benefits described above and included in the table below are contingent upon the executive agreeing to a general release of claims against us following termination of employment.

The table below sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive’s employment had terminated on December 31, 2009 and/or that a Change of Control had also occurred on that date.

	Termination without Cause or with	Termination without Cause or with
	Good Reason (not in Connection	Good Reason in Connection with a
Name	with a Change of Control)	Change of Control

Timothy Sullivan
Severance(1)	$308,000	$483,000
Option Acceleration(2)	—	1,655,789
COBRA Coverage(3)	7,200	14,400
Howard Hochhauser
Severance(1)	333,667	333,667
Option Acceleration(2)	—	4,913,341
COBRA Coverage(3)	7,200	14,400
William Stern
Severance(1)	223,250	223,250
Option Acceleration(2)	273,500	547,000
COBRA Coverage(3)	3,600	7,200
Joshua Hanna
Severance(1)(4)	269,310	269,310
Option Acceleration(2)	—	697,567
COBRA Coverage(3)	7,200	14,400
Christopher Tracy
Severance(1)	168,560	168,560
Option Acceleration(2)	—	473,592
COBRA Coverage(3)	7,200	14,400
David Rinn
Severance(1)	232,142	232,142
Option Acceleration(2)	—	480,942
COBRA Coverage(3)	7,200	14,400

(1)	Based on 2009 salary.

(2)	Accelerated vesting of stock options for the applicable named executive officers is based on the difference between the fair market value of our common stock on December 31, 2009 of $14.01 and the exercise or price of the award.

(3)	Estimated based on the cost for such coverage during 2009.

(4)	The amount of severance includes a full three months of salary continuation as provided in Mr. Hanna’s employment agreement, but excludes relocation benefits, the estimated amount of which are $30,000.

The severance benefits described above are contingent upon the executive agreeing to a general release of claims against us following termination of employment. They do not reflect payment of unpaid salary and accrued vacation or the amount that might be realized by each individual on the exercise and sale of options vested as of such date.

Definitions.  For the purposes of the employment letter, the following terms have the following definitions:

•	“Cause” means gross negligence or any breach of fiduciary duties to us, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a corporate policy or any unauthorized use or disclosure of confidential information or trade secrets of us or our affiliates or failure to cooperate in any company investigation. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by the executive to have been in, or not opposed to, the interests of the company, shall constitute examples of gross negligence.

•	An executive may resign for “Good Reason” within 90 days after the occurrence of any of the following: without the executive’s consent (i) a material reduction of his or her base compensation or (ii) the executive is relocated to a facility or location more than one hundred miles from the location as in effect on the date upon which the employment letter was entered into, unless the move is part of a relocation of our main corporate offices.

•	An executive may resign for “Good Reason” within 12 months following a change of control and within 90 days after the occurrence of any of the following without the executive’s consent: a material reduction of the executive’s compensation, duties, title, authority or responsibilities, relative to the executive’s compensation, duties, titles, authority or responsibilities or the assignment to the executive of such reduced duties, title, authority or responsibilities prior to the change.

•	A “Change of Control” occurs when: (i) any person or entity who is not a controlling stockholder of the company as of the date of the execution of the employment letter becomes the beneficial owner, directly or indirectly, of securities of the company representing 50% or more of the total voting power of all of the company’s then outstanding voting securities, (ii) a merger or consolidation of the company in which the company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the company or a liquidation or dissolution of the company.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

The following is a description of transactions in which we have been a participant or are proposed to be a participant, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock or an immediate family member had or will have a direct or indirect material interest since January 1, 2009. As part of the Spectrum investment, Spectrum, affiliates of Crosslink Capital, Inc., W Capital Partners II, L.P. and the JLS Revocable Trust became our related persons and each of them, in some cases together with its respective affiliates, owned more than 5% of our outstanding shares during 2009 as a result. Our directors Victor Parker and Benjamin Spero are associated with Spectrum and may therefore be deemed to have an interest in the agreements described below that we have entered into with Spectrum. Mr. Sullivan is a related person because he is a director and executive officer of the company.

Stockholders agreement.  As part of the Spectrum investment, we entered into a Stockholders Agreement with Spectrum Equity Investors V, L.P. and certain of its affiliates, affiliates of Crosslink Capital, Inc., Timothy Sullivan, W Capital Partners II, L.P. and the JLS Revocable Trust, among other individuals and entities. The agreement established the composition of the Board and contains certain rights and restrictions with respect to the transfer of shares of our capital stock. Prior to the completion of our initial public offering, Spectrum Equity Investors V, L.P. and certain of its affiliates had the right to appoint or nominate three of our directors. This right terminated upon completion of our initial public offering. All three of these appointees have remained on our Board following our initial public offering, but we are under no contractual obligation to retain them. One of these directors, Benjamin Spero, is a nominee for election at the Annual Meeting.

Registration rights.  As part of the Spectrum investment, Spectrum Equity Investors V, L.P. and certain of its affiliates, affiliates of Crosslink Capital, Inc., the JLS Revocable Trust, W Capital Partners II, L.P., Timothy Sullivan and certain other holders of our stock have registration rights with respect to shares of capital stock that they hold. At any time, the holders of a majority of the Spectrum registrable securities may request registration under the Securities Act of all or part of their registrable securities on a Registration Statement on Form S-l or any similar long-form registration statement or, if available, on a Registration Statement on Form S-3 or any similar short-form registration statement. The holders of a majority of the Spectrum registrable securities will be entitled to request three long-form registrations in which the company will pay all registration expenses. In addition, the holders of a majority of the Spectrum registrable securities will be entitled to request an unlimited number of short-form registrations in which the company will pay all registration expenses. However, the aggregate offering value of the registrable securities requested to be registered by Spectrum Equity Investors V, L.P. and certain of its affiliates in any short-form registration must equal at least $1,500,000 in the aggregate.

We will not be obligated to effect any demand registration within three months after the effective date of a previous demand registration. Moreover, we may postpone for up to three months the filing of a registration statement for a demand registration if our board of directors determines in its reasonable good faith judgment and the holders of at least a majority of the Spectrum registrable securities agree that such demand registration would reasonably be expected to have a material adverse effect on any proposal by us to engage in a merger, consolidation or similar transaction. We may delay a demand registration in this manner only once in every 12-month period.

If we register any securities for public sale, our stockholders with piggyback registration rights under our Registration Rights Agreement have the right to include their shares in the registration, subject to certain exceptions. For example, if the piggyback registration is an underwritten primary offering and the managing underwriters advise the company that, in their opinion, the number of securities requested to be included in the offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, we are required to include in the offering (i) first, the securities we propose to sell, (ii) second, the registrable securities requested to be included in such registration, pro rata among the holders of such registrable securities on the basis of the number of registrable securities owned by each such holder and (iii) third, any other securities requested to be included in such registration pro rata among those holders on the basis of the number of such securities owned by each such holder. The registration expenses of the holders of registrable securities will be paid by us in all piggyback registrations, regardless of whether such registration is consummated.

Exclusive service agreement.  We entered into an Exclusive Service Agreement dated May 22, 2007 with Sorenson Genomics, LLC, an affiliate of the JLS Revocable Trust, which, together with its affiliates, owned, in the aggregate, more than 5% of our common stock earlier in 2009. Pursuant to the agreement, Sorenson Genomics, LLC agreed to provide certain DNA-testing and specimen storage services to us at negotiated prices. We paid approximately $1.8 million to Sorenson Genomics LLC under this agreement from January 1, 2009 through December 31, 2009. This agreement is not material to us because our DNA services do not represent a material amount of our revenues.

Procedures for Approval of Related Party Transactions

Our Board adopted a written related person transaction policy in 2009, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. Under SEC rules, a related person is a director, officer, nominee for director since the beginning of the previous fiscal year, a 5% stockholder at the time a transaction occurs and, in each case, any such person’s immediate family members. The related person transaction policy is administrated by our Audit Committee. This policy provides that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the relevant facts and circumstances available be considered by the Audit Committee, including, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. As the transactions listed above were entered into prior to the adoption of this policy, they were not approved under the related party transaction policy.

ADDITIONAL INFORMATION

Stockholder Proposals for 2011 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.  Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Corporate Secretary at 360 West 4800, Provo, Utah 84604, not later than 90 days nor earlier than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the text of the proposal or business, and the reasons for conducting such business at the meeting, and any substantial interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on the company’s books, of the stockholder proposing such business and the number of shares of the company’s common stock owned and certain additional information.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be to be included in our proxy materials relating to our 2011 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 13, 2010. Such proposals must be delivered to our Corporate Secretary, c/o Ancestry.com Inc., 360 West 4800, Provo, Utah 84604.

ANCESTRY.COM INC.
360 WEST 4800 NORTH
PROVO, UT 84804
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 25, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M23139-P92210	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ANCESTRY.COM INC. The Board of Directors recommends that you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors		☐	☐	☐

Nominees:

	01)	Charles M. Boesenberg
	02)	Benjamin Spero

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2. The ratification of the appointment of Ernst & Young LLP as Ancestry.com’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M23140-P92210
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF
ANCESTRY.COM INC.
The undersigned hereby appoints William Stern and Howard Hochhauser as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all the shares of common stock of Ancestry.com Inc. (the “Company”) standing in the name of the undersigned on March 31, 2010, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on May 26, 2010 or at any adjournment or postponement thereof. Receipt of the Notice of the 2010 Annual Meeting of Stockholders and Proxy Statement and the 2009 Annual Report is hereby acknowledged.
This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) “FOR” the election of each of the nominees for director; (ii) “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and (iii) in the discretion of the proxies upon such other matters as may properly come before the 2010 Annual Meeting.
In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P.M Eastern Time on May 25, 2010 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2010 Annual Meeting. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the 2010 Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side